Exhibit 10.8

Last updated: March 2024

Microsoft AI Cloud Partner Program Agreement

This Microsoft AI Cloud Partner Program Agreement (the “Agreement”) (formerly, the Microsoft Cloud Partner Program Agreement), is entered into by and between the Microsoft entity set forth in Section 11 (“Microsoft”, “we”, “us”) and the company you represent (“Company”, “you”, “your”) regarding you and your Company’s use of the Microsoft AI Cloud Partner Program and related websites through which Microsoft may provide you with access to tools, documents, and communications related to a MAICPP Program (“Partner Portal”). You represent that you have the legal authority to enter into this Agreement on your Company’s behalf.

1.	General

a.	The Microsoft AI Cloud Partner Program (the “MAICPP”) (formerly, the MCPP or MPN) gives you access to (1) Microsoft content, information, sales tools, documentation, branding materials such as logos, and resources (the “Microsoft Materials”); (2) Microsoft offers, incentives, campaigns, funds, and programs (“Offers” or “Programs”); and (3) Microsoft software, services, products, and technologies (the “Microsoft Products”), to empower you to achieve more and deliver great solutions to your customers. All references to the “Microsoft Cloud Partner Program” (“MCPP”) in all Microsoft Agreements, Microsoft Materials, Offers, Programs, and/or Microsoft Products are hereby replaced with “Microsoft AI Cloud Partner Program”.

b.	Microsoft will administer the MAICPP and its benefits through the Partner Portal and MAICPP communications. You give us permission to communicate with you to: (1) administer the MAICPP; (2) give you information about the MAICPP, including but not limited to, sending promotional information and information about events and training opportunities; (3) invite you to participate in surveys and research; (4) give you Microsoft Materials to help deliver solutions based on Microsoft Products; and (5) contact you at the business number you have provided with information about the MAICPP.

c.	The Partner Portal may contain features that allow you to post, submit, or publish information about your Company (“Profile”). You agree that any information you provide in your Profile will be truthful and accurate. By providing your Profile, you grant us the right to use, reproduce, display, distribute and otherwise disclose your Profile to third parties for purposes relating to the MAICPP. We may: (1) remove your Profile if we deem it necessary or appropriate; and (2) disclose your Profile information to law enforcement pursuant to lawful process.

d.	This Agreement applies to your MAICPP membership, including any benefits or incentives extended to you through an MAICPP Program. This Agreement does not by itself authorize you to distribute, resell, or use Microsoft Products. We may provide you with additional terms to participate in Programs, access Microsoft technologies, or use Microsoft Products (“Additional Terms”). We may also make usage or program guides available on the Partner Portal (“Guides”).

e.	Participating in the MAICPP may be an eligibility requirement to participate in other Microsoft programs, including programs that authorize partners to distribute or resell Microsoft Products, but this Agreement does not alter, amend, or modify the terms of any such program. In the event of a conflict between this Agreement and the terms of a separate program or agreement not specifically referenced herein, the terms of the separate program or agreement govern such program.

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2.	Exclusion of Warranties

a.	Your use of content, software, products, or services that are provided or supported by third parties (“Third-Party Content”) and provided to you by Microsoft is subject to the applicable agreement between you and the Third-Party Content provider. Microsoft does not control or assume any liability for Third-Party Content. If there is a conflict between this Agreement and the Third-Party Content provider’s terms, this Agreement will control.

b.	The information presented on or through the Partner Portal is made available solely for general information purposes. We do not warrant the accuracy, completeness or usefulness of this information. Any reliance you place on such information is strictly at your own risk. WE DISCLAIM ALL LIABILITY AND RESPONSIBILITY ARISING FROM ANY RELIANCE PLACED ON SUCH MATERIALS BY YOU OR ANY OTHER VISITOR TO THE PARTNER PORTAL, OR BY ANYONE WHO MAY BE INFORMED OF ANY OF ITS CONTENTS. FURTHER, THE MAICPP, MICROSOFT MATERIALS, THIRD- PARTY CONTENT, AND ANY BENEFITS OR OTHER MATERIALS THAT WE MAY OFFER THROUGH THE MAICPP ARE PROVIDED “AS-IS.” EXCEPT TO THE EXTENT PROHIBITED BY LAW, WE MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THE MAICPP, MICROSOFT MATERIALS, THIRD-PARTY CONTENT, ANDANY BENEFITS OR OTHER MATERIALS THAT WE MAY OFFER THROUGH THE MAICPP, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, ANY WARRANTIES THAT THE MATERIALS OR THIRD-PARTY CONTENT WILL BE ERROR FREE OR FREE OF HARMFUL COMPONENTS, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE.

3.	Intellectual Property

a.	Each party owns and retains all right, title, or interest in and to its own respective intellectual and other proprietary rights, and neither party grants such rights to the other party except as expressly granted in the Agreement.

b.	You may use, reproduce, and incorporate into portions of your own materials (“Partner Materials”) into the Microsoft Materials solely for your business purposes contemplated under the MAICPP during the term of this Agreement. If you provide Partner Materials to Microsoft, you grant to Microsoft the right to reproduce, publish, distribute, and translate such materials solely as it relates to your participation in MAICPP programs.

c.	Neither party will remove any copyright, trademark, patent, or similar notices from the other party’s materials.

d.	Except as otherwise provided in a separate license agreement entered into between you and Microsoft, this Agreement does not grant either party any right, title, interest, or license in or to any of the other party’s trademarks, trade names, trade dress, or logos (collectively, “Marks”). You may use Microsoft’s corporate name, Microsoft Product names, and trademarks (“Microsoft Marks”) in plain text (but not logos, trade dress, designs, or word marks in stylized form) to accurately identify and refer to Microsoft and its technology and services. In making such references, you must refrain from use that is likely to cause confusion about your relationship with Microsoft and must comply with Microsoft’s usage guidelines. You will promptly correct any misuse upon notice from Microsoft. We may revoke your permission to use Microsoft’s corporate name, Microsoft Product names, and trademarks in plain text (but not logos, trade dress, designs, or word marks in stylized form) at any time by giving you written notice. Any goodwill generated by the use of Microsoft Marks will inure solely to the benefit of Microsoft.

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4.	Term and Termination

a.	The term of this Agreement commences when you accept this Agreement and continues until terminated in accordance with Section 4.b.

b.	Either party may terminate this Agreement (in whole or in part):

(1)	by giving 30 days’ prior written notice;

(2)	immediately if a party breaches or defaults in its obligations under Sections 5 (Privacy and Data Protection), 6 (Mutual Confidentiality), or 7 (Business Integrity Principles); or

(3)	immediately if there is an infringement of a party’s intellectual property rights, or Incurable Breach.

“Incurable Breach” means any breach or default of this Agreement where a timely remedy is infeasible under the circumstances.

c.	Upon termination of this Agreement: (1) your enrollment in all MAICPP Programs will end; (2) all licenses granted by you or us under this Agreement will be terminated; (3) you will immediately cease use of all Microsoft Materials; and (4) you will immediately cease to identify yourself or hold yourself out as an MAICPP participant. Microsoft will have no obligation to make any payments for activities that are not completed prior to the effective date of termination, including applicable incentive payments. Except as otherwise provided in this Agreement and the Additional Terms, only Sections 2, 3, 5, 6, 7.d, 8, 9, 10 and 11 will survive termination.

5.	Privacy and Data Protection

a.	Each party will comply with Data Protection Law (as defined below). Without limiting the foregoing, each party will:

(1)	not use or share Personal Data received from the other party (or its customers) for a purpose for which it has not obtained consent or otherwise does not have a lawful basis;

(2)	establish independent procedures for managing and responding to any communication from a customer seeking to exercise its rights under Data Protection laws;

(3)	provide reasonable assistance to the other in responding to any requests, investigation, consultation, or claims from a customer, regulator, or supervisory authority concerning Data Protection Law;

(4)	take appropriate security measures that are required by Data Protection Law, and in accordance with good industry practice relating to data security; and

(5)	refrain from transmitting unsolicited commercial communications in any manner that would violate applicable laws.

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b.	The following terms apply to your participation (if any) in the Microsoft Office 365 Advisor or Cloud Solution Provider (CSP) Programs:

(1)	You must enable a multifactor authentication service in accessing any Microsoft Commercial Cloud portal or any underlying service. Further, starting on this date any software application that is used to access the Partner Center API must adhere to the Secure Application Model, which is made available on Partner Center.

(2)	The requirement to enable a multifactor authentication service may be fulfilled by either (i) your enablement of Security Defaults, or any other successor feature identified by Microsoft; (ii) your purchase of a Microsoft offer that includes a multi-factor authentication service (for example, “Azure Active Directory Premium”); or (iii) your purchase of a third-party “on- premises” multifactor authentication service that supports Azure Active Directory federated services.

(3)	If an offer or service, as described in 5.b(1) and 5.b(2) above, is purchased in fulfillment of the requirement to enable a multifactor authentication service, then you must, and must require your Indirect Resellers, as applicable, to, apply and enforce the use of the underlying multifactor authentication service for all users in their accessing any Microsoft Commercial Cloud portal or any underlying service.

(4)	In the event you become aware of (i) any unlawful access to any Customer Data, or (ii) unauthorized access to such facilities or equipment resulting in loss, disclosure or alteration of any Customer Data, or (iii) any actual loss of or suspected threats to the security of Customer Data (each, a “Security Incident”), you must notify Microsoft at msrc.microsoft.com/report promptly and without undue delay; provided that in the event a Security Incident involves Customer Personal Data, you must notify Microsoft within 72 hours after having become aware of it.

c.	In the event of a conflict between this Section 5 (Privacy and Data Protection) and Section 6 (Confidentiality and Publicity), the Section that offers greater protection for Personal Data will apply.

d.	As used in this Section, the following terms will have the meaning set forth below:

“Customer Data” means data belonging to your end customers and which is accessible by you through the Microsoft Commercial Cloud Portal.

“Data Protection Law” means any laws applicable to you or Microsoft, relating to data security, data protection and/or privacy, including Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to processing of Personal Data and the free movement of that data (“GDPR”).

“Microsoft Commercial Cloud portal” refers to each of, but is not limited to, the Portal, the “Azure Portal”, the “Store-For-Business” portal, the “Azure Marketplace” portal, and the “Office Portal”.

“Personal Data” means any information relating to an identified or identifiable natural person. An identifiable natural person is one who can be identified directly or indirectly by referencing an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, or social identity of that natural person.

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6.	Confidentiality and Publicity

a.	If separate nondisclosure agreement is in place between Microsoft and Company, such agreement will govern all Confidential Information exchanged between the parties.

b.	If no such nondisclosure agreement is in effect, the following provisions apply to the parties’ exchange of Confidential Information:

(1)	“Confidential Information” means a party’s non-public information, know-how, or trade secrets that (a) the party designates as being confidential; or (b) given the nature of the disclosure or circumstances surrounding the disclosure, the receiving party should treat as confidential.

(2)	Each party must not disclose any Confidential Information of the other for 5 years following the date of initial disclosure. However, there is no time limit regarding the disclosure of Confidential Information that contains Personal Data. The receiving party will not be liable for disclosure of information which: (i) it already knew without an obligation to maintain the information as confidential; (ii) it received from a third party without breach of an obligation of confidentiality owed to the other party; (iii) it independently developed; or (iv) becomes publicly known through no wrongful act of the receiving party.

(3)	If either party is required by a court order or laws to disclose the other party’s Confidential Information, prior to disclosure, the disclosing party must seek the highest level of protection available and must give the other party reasonable prior notice when possible to allow it to seek a protective order.

(4)	Neither party is required to restrict the work assignments of employees who have had access to Confidential Information. Neither party can control the incoming information the other will disclose in the course of working together, or what its employees will remember, even without notes or other aids. Neither party will bring a claim under trade secret law, or for breach of this Agreement, to the extent arising out of use of Confidential Information in such employees’ unaided memories in the development or deployment of each party’s respective Products.

c.	Except as otherwise required by laws or as otherwise expressly authorized under the Agreement, neither party will issue any press release, publicity, or other disclosure in any form that relates to the terms of the Agreement or to a party’s relationship with the other party, including in client presentations or client lists, without the other party’s prior written approval.

7.	Business Integrity Principles

a.	Each party will conduct its respective business activities in full compliance with all laws. Without limiting the foregoing, each party will:

(1)	comply with (i) laws that apply to the other party’s materials or to the use, transfer, import, export, or re-export of any Products licensed or distributed under an Agreement (including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations);

(ii)	any end-user, end-use, and destination restrictions of the U.S. and other governments; and

(iii)	the guidelines related to exporting Microsoft Products at: http://www.microsoft.com/en- us/exporting.

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(2)	comply with all laws (and pay the related fees and taxes that it owes) that govern environmental protection, including laws related to use, import, collection, treatment, recovery, recycling, disposal, and reuse of Products (including packaging);

(3)	comply with laws that govern the rights to and protection of the other party’s copyrights, Marks, patents, trade secrets, and other forms of intellectual property;

(4)	comply with laws that govern labor practices, human rights, and health and safety; and

(5)	obtain any required local government approvals, each at its own expense.

b.	Each party will conduct its respective business activities with integrity, and in full compliance with all laws relating to business conduct. Each party acknowledges that a failure to comply with the requirements and obligations contained in this section is a breach of the Agreement and may result in a termination of it. Without limiting the foregoing, each party will:

(1)	comply with anti-corruption laws prohibiting bribery, corruption, inaccurate books and records, inadequate internal controls, and money-laundering;

(2)	ensure that none of its representatives directly or indirectly pays or offers to pay anything of value (including gifts, travel, hospitality, charitable donations, or employment) to any candidate for political office or to any official or employee (including elected officials or any private person acting on behalf of a public sector entity) of any governmental entity, public international organization, or political party, to improperly influence any act or decision of such person for the purpose of promoting the business interests of either party;

(3)	refrain from making any unauthorized representation or commitment on behalf of the other party;

(4)	ensure that all communications to its customers and to the other party are complete, truthful, accurate, not misleading, and include any required disclosures; and

(5)	refrain from retaliating against anyone who has, in good faith, reported a possible violation of the foregoing commitments.

c.	Business Conduct Training

(1)	Microsoft will provide regular annual training on anti-corruption laws and business integrity principles to its employees who resell, distribute, or market Microsoft Products. For additional information on Microsoft’s commitment to anti-corruption, see http://www.microsoft.com/en- us/legal/compliance/anticorruption/default.aspx and https://www.microsoft.com/en- us/legal/compliance/anticorruption/reppolicy.aspx.

(2)	For Company employees in a position to influence the pricing, terms, or conditions under which Microsoft Products are distributed, resold, or marketed (but excluding employees engaged solely in distribution of Microsoft Products to end consumers), Company will:

i.	provide regular training on anti-corruption laws and business integrity principles to its employees who use, resell, distribute, or market Microsoft Products; or

ii.	ensure (and certify upon request) that such employees regularly complete online anti- corruption training made available free of charge by Microsoft at https://partner.microsoft.com/en-us/training/required-training.

iii.	Company will comply with the Microsoft Partner Code of Conduct located at https://www.microsoft.com/en-us/legal/compliance/anticorruption/trustworthy- representatives.

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d.	If either party has a good-faith reason to believe that the other party is in violation of anti- corruption laws in connection with business or sales activity relating to an Agreement, it will notify the other party with a general description of the nature of the concern, and the reason for its belief.

e.	During the term of this Agreement and for a minimum of 2 years following termination, you will maintain complete and accurate books, documents, records, papers, and other materials related to your compliance with this Agreement, the Guides, and Additional Terms. Microsoft may conduct audits of your compliance: (1) upon at least 30 days’ notice, except for potential breaches of Sections 5, 6, or 7 which may be initiated upon shorter, reasonable notice; (2) in accordance with your reasonable confidentiality and security procedures; (3) during normal business hours; (4) in a manner that does not interfere unreasonably with your operations; (5) not more than once every 12 months, unless potential violations of this Agreement, the Guides, or Additional Terms support additional audit(s); and (6) at Microsoft’s sole costs and expense. Notwithstanding the foregoing, you will reimburse Microsoft for all costs and expenses associated with an audit where Microsoft discovers that you violated anti-corruption laws.

8.	Limitation of Liability

a.	Subject to Section 8.b, to the maximum extent permitted by law, in no event will either party be liable for any direct, indirect, incidental, consequential, punitive, special, or exemplary damages (including, but not limited to, damages for loss of data, revenue, and/or profits) arising out of or that relate in any way to this Agreement. This exclusion will apply regardless of the legal theory upon which any claim for such damages is based, whether you have been advised of the possibility of such damages, whether such damages were reasonably foreseeable, or whether application of the exclusion causes any remedy to fail of its essential purpose.

b.	The limitations in Section 8.a do not apply to liability arising out of:

(1)	Section 5 (Privacy and Data Protection);

(2)	Sections 6 (Confidentiality and Publicity) or 9 (Indemnification);

(3)	claims for non-payment, fraud, gross negligence or violations of intellectual property rights; or

(4)	a separate agreement with Microsoft for the sale or distribution of Microsoft Products.

c.	Each party’s liability for loss or damage of any kind (including loss or damage caused by negligence) to the other is reduced to the extent that the other’s agents caused or contributed to that loss or damage.

9.	Indemnification

a.	This Section 9 does not apply to any Third-Party Claims (defined below) arising under a separate agreement with Microsoft for the sale or distribution of Microsoft Products.

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b.	Each Party will defend the other against any Third-Party Claims. “Third-Party Claim” means any third- party claims or allegations against the indemnified Party that arise out of or are connected with any default or breach or alleged default or breach of this Agreement by the indemnifying Party or any other act or omission by you that constitutes gross negligence or willful misconduct. If there is an adverse final judgment (or settlement to which the indemnified Party consents) resulting from any Third-Party Claims, the indemnifying Party will pay it for the indemnified Party. The indemnified Party will promptly notify the indemnifying Party in writing of any Third-Party Claim, specify the nature of the Third-Party Claim and the relief the third party seeks. The indemnified Party will give the indemnifying Party reasonable assistance in defending the Third-Party Claim. At indemnified Party’s option and cost, it may participate in the selection of counsel, defense and settlement of any Third-Party Claims covered by this section. If the indemnified decides to participate in the defense of a Third-Party Claim, the indemnifying Party and the indemnified Party will work together in good faith to reach decisions about defending the Third-Party Claim. the indemnifying Party must have the indemnified Party’s written consent before settling any Third-Party Claim, which consent the indemnified Party will not unreasonably withhold.

10.	Miscellaneous

a.	Microsoft may communicate with you via the email address, phone number, or physical address we have on record for you or through the Partner Portal. Notices to Microsoft must be sent to the applicable Microsoft entity identified in Section 11, which may be updated from time to time.

b.	Nothing in this Agreement restricts a party from: (1) working with and using third-party technologies; or (2) independently developing or acquiring new products or services, improving existing products or services, or marketing any new, improved, or existing products or services.

c.	Any use of the term “partner” is for reference purposes only. The parties are independent contractors and do not intend to create an employer-employee relationship, partnership, joint venture, agency relationship, or fiduciary relationship.

d.	Each party will bear its own costs of performance under this Agreement, unless otherwise specified.

e.	We may modify this Agreement, the Microsoft Materials, a Program, the Anti-Corruption Policy for Microsoft Representatives, and any other aspect of the Partner Portal or the MAICPP. We will endeavor to provide you with 30 days’ advance notice of any changes before they become effective. If you do not agree to any such changes, you must discontinue or terminate your participation in the MAICPP or the applicable MAICPP Program. Your continued participation will be deemed to be your acceptance of the changes.

f.	The choice of jurisdiction and venue set forth in Section 11 does not prevent you or Microsoft from seeking injunctive relief for a violation of intellectual property rights, confidentiality obligations or enforcement of recognition of any award or order, which may be sought in any appropriate jurisdiction. If a party commences litigation under this Agreement, the substantially prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

g.	The 1980 United Nations Convention on Contracts for the International Sale of Goods does not govern this Agreement.

h.	A party’s delay or failure to exercise any right or remedy under this Agreement will not result in a waiver of that or any other right or remedy available. No waiver will be effective unless made in writing and signed by an authorized representative of the waiving party.

i.	If any provision of this Agreement is illegal, invalid or unenforceable, the remaining provisions will remain in full force and effect, and the parties will amend this Agreement to give effect to the stricken clause to the maximum extent possible.

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j.	Except as otherwise expressly permitted in this Agreement, an amendment or modification of a provision of this Agreement will only be effective if signed in writing by authorized representatives of both parties.

k.	This Agreement (including the Additional Terms, Guides, and any attached or incorporated documents) forms the entire agreement between the parties regarding the MAICPP. It replaces all prior agreements, communications and representations between the parties regarding the MAICPP, or formerly the MCPP or MPN.

l.	Unless required by laws or as otherwise provided in the Agreement, the English language version of all parts of the Agreement controls, and communications and notices under the Agreement must be in the English language to be effective. Any translations of the Agreement, in whole or in part, that Microsoft may provide as a courtesy are not official or binding. If Company is in Canada, it is the express wish of both parties that the Agreement, and any associated documentation, be written and signed in English. C’est la volonté expresse des parties que la présente convention ainsi que les documents qui s’y rattachent soient rédigés en anglais.

11.	Country-Specific Provisions

The Country-Specific Provisions, which set forth the applicable law, jurisdiction, and Microsoft contracting entity, are hereby incorporated into this Agreement.

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Additional Terms for MAICPP Programs

These Additional Terms for MAICPP Programs apply to your participation in any MAICPP Program or Offer (as defined in the Agreement).

1.	Affiliate Participation

a.	Subject to any limitations set out in a Program Guide, your Personnel and those of your Affiliates may participate in an MAICPP Program under your membership and any Partner ID assigned to you. You must promptly deny access for any Personnel who are no longer associated with you or your Affiliate. You are solely responsible and liable for activity that occurs under your membership and/or Partner ID, and any breach of this Agreement or the Additional Terms by any of your or your Affiliates’ Personnel will be deemed a breach by you.

b.	Microsoft may assign these Additional Terms (or delegate certain duties) to a Microsoft Affiliate at any time upon 30 days’ notice, provided that such assignment or delegation will not materially impair your rights and remedies under these Additional Terms. Except for such right, neither party may assign these Additional Terms (whether by merger, asset sale, operation of law, or otherwise) without the prior written approval of the other party, and any attempted assignment in violation of this Section shall have no effect.

c.	Notwithstanding Section 11 of the MAICPP Agreement, terms for a Program may designate a Microsoft Affiliate as the Microsoft Contracting Entity for that Program. If a Program is issued by a Microsoft Affiliate, the terms of the Agreement will apply to and will be incorporated into such Program and Company agrees that the Program will be strictly as between the Microsoft Affiliate and Company and Microsoft will have no responsibility whatsoever for such Program. In the event a Microsoft Affiliate issues a Program, the Applicable Law and Jurisdiction will be based on the location of the Microsoft Affiliate.

2.	Programs

a.	Advisor Terms. The Advisor addendum terms and conditions (“Advisor Terms”) apply to Company’s participation as an Advisor, as defined in the addendum. By acting as an Advisor, Company agrees to comply with these Advisor Terms.

b.	The Program Guide will describe or identify the eligibility, criteria, term length, and other terms and conditions applicable to the Program. The Program Guide and related documents may be delivered directly to Company or published on a Partner Portal.

c.	To participate in a Program, Company or Company Affiliate, as applicable, must meet the Program eligibility criteria, perform and comply with the Program terms, and must comply with any separate agreements, Guides, or other documentation that may be a requirement for the Program. Participation by Company is voluntary.

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d.	Microsoft may share customer information with you, which may include Personal Data such as customer contact information. You must only use the customer contact information and any other customer Personal Data:

(1)	in accordance the laws and regulations governing such data, including the Data Protection laws and Canada’s Anti-Spam Law (CASL);

(2)	to contact the customer in accordance with their previously indicated preferred means of communication, and

(3)	to sell Microsoft products or services and related products or services that are of interest to customer.

You must independently obtain customer’s consent for any other use of customer contact information or customer Personal Data obtained from Microsoft, and Microsoft will not be responsible or liable for such other use. For any lead information you provide to Microsoft, you must comply with applicable notice or consent laws or requirements before sharing any Personal Data with Microsoft. You may retain customer Personal Data for a period of 30 days unless you have obtained customer consent to retain such customer Personal Data for a longer period. Upon request from Microsoft, you agree to provide relevant evidence to substantiate performance under this Agreement or a Program, including, where relevant, evidence of the agreement between you and your end customer solely to establish deal eligibility. All such information is deemed your Confidential Information. Failure to provide reasonable agreement evidence may impact Co-Sell eligibility. Microsoft may use information you provide to improve its products and services and internal processes.

e.	Tools and Software. If you access any tools or software through the MAICPP Programs or Offers, including Partner Sales Connect, you agree to access and use solely for internal business purposes consistent with the MAICPP.

f.	Microsoft Store and Partner Center

(1)	DISCLAIMER OF WARRANTY. WE PROVIDE THE STORE AND PARTNER CENTER “AS-IS,” “WITH ALL FAULTS,” AND “AS AVAILABLE.” YOU BEAR THE RISK OF USING THE STORE AND PARTNER CENTER. MICROSOFT EXCLUDES ANY IMPLIED WARRANTIES OR CONDITIONS, INCLUDING THOSE OF PRODUCT LIABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WORKMANLIKE EFFORT, AND NON-INFRINGEMENT, RELATING TO THE STORE AND PARTNER CENTER. YOU MAY HAVE CERTAIN RIGHTS UNDER YOUR LOCAL LAW. NOTHING IN THESE TERMS IS INTENDED TO AFFECT THOSE RIGHTS, IF AND SOLELY TO THE EXTENT THAT THEY ARE APPLICABLE. WITHOUT LIMITING THE FOREGOING, COVERED PARTIES EXPRESSLY DISCLAIM ANY WARRANTIES THAT ACCESS TO, OR USE OF, THE STORE OR THE PARTNER CENTER WILL BE UNINTERRUPTED OR ERROR FREE.

(2)	LIMITATION OF LIABILITY. YOU CAN RECOVER FROM MICROSOFT AND ITS AFFILIATES ONLY DIRECT DAMAGES UP TO AN AMOUNT EQUAL TO YOUR ACCOUNT FEE (OR $1, IF THERE IS NO ACCOUNT FEE). YOU AGREE NOT TO SEEK AND YOU WAIVE ANY RIGHT TO RECOVER ANY OTHER LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION CONSEQUENTIAL, LOST PROFITS, SPECIAL, INDIRECT, PUNITIVE OR INCIDENTAL DAMAGES FROM ANY COVERED PARTY. THESE LIMITS AND EXCLUSIONS APPLY EVEN IF THE COVERED PARTY KNEW OR SHOULD HAVE KNOWN ABOUT THE POSSIBILITY OF THE DAMAGES. THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU BECAUSE YOUR STATE OR COUNTRY MAY NOT ALLOW THE EXCLUSION OF CERTAIN DAMAGES.

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g.	Investment Programs and Incentives.

For clarity, the following terms for Investment Programs and Incentives replace the Microsoft Channel Incentives Agreement (MCIA).

(1)	Restrictions. You will not be entitled to receive or retain incentive payments received in connection with a customer (i) that is your Affiliate, or (ii) to which you owe an agency or fiduciary duty, be it contractual or legal in nature. Upon Microsoft’s reasonable request, you must provide Microsoft with complete and accurate information concerning your Affiliates with whom you conduct Microsoft business. To the extent you receive any incentive payments as a result of a transaction with an Affiliate or an entity to which you owe an agency or fiduciary duty, you will promptly notify Microsoft and arrange to return or offset such payments against future incentive payments.

(2)	Changes to Programs or Offers. Microsoft may update, change or remove any portion of an MAICPP Program or Offer, including incentives, campaigns, and programs, and Microsoft may cancel an entire MAICPP Program or Offer. Microsoft will use commercially reasonable efforts to provide you with 30 days’ notice of such update or change, and 90 days’ notice of any cancellation of an MAICPP Program or Offer. Your continued participation in an MAICPP Program or Offer following an update or change confirms your acceptance of such update or change.

(3)	Eligibility Criteria. In addition to eligibility criteria set forth in a Program Guide, eligibility criteria for all MAICPP Programs include:

●	fully cooperating with Microsoft’s anti-corruption program, including timely submission of all requested documents and completion of questionnaires;

●	avoiding sales of Microsoft Products intended for Academic or Charity Institutions to ineligible customers;

●	avoiding fraudulent or deceptive activities in connection with earning incentives; and

●	providing complete and accurate evidence in connection with earning incentives.

(4)	Non-Compliance with Eligibility Criteria. If you no longer meet the eligibility criteria associated with an MAICPP Program or Offer, Microsoft will notify you and you will have 30 days to remedy any lapse in eligibility, during which Microsoft may elect to suspend applicable Offer or Program benefits such as incentive payments. If you fail to remedy the lapse in eligibility within30 days, your eligibility will be suspended and you will not be entitled to participate in the applicable MAICPP Program or Offer. You may regain eligibility by demonstrating compliance with applicable eligibility criteria to Microsoft’s reasonable satisfaction, at which time your eligibility status will be restored the calendar month following your renewed eligibility.

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3.	Taxes and Payments

a.	Taxes.

(1)	Neither party is liable for any taxes the other is legally obligated to pay, including but not limited to net income or gross receipts taxes, franchise taxes, and property taxes, which relate to any transactions contemplated under this Agreement. Except as set forth in Section 3.b in these Additional Terms, each party will pay to the other any sales, use or value added taxes it owes due to entering into the Agreement and which the law requires be collected from it by the other party. Neither party will collect taxes covered by a valid exemption certificate provided by the other. Each party agrees to indemnify, defend and hold the other party harmless from any taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys’ fees) and any other liabilities related to the indemnifying party’s tax obligations.

(2)	If the law requires that taxes be withheld from any payments from one party to the other, such amounts will be withheld and paid to the appropriate taxing authority. The party that withholds such taxes will secure and deliver to the other party an official receipt for those withholdings and other documents reasonably requested by the other party in order to claim a foreign tax credit or refund. The parties will use reasonable efforts to minimize any taxes withheld to the extent allowed by law.

b.	Payments from Microsoft.

(1)	The specific terms relating to payments from Microsoft, including incentive payments, vary by MAICPP Program or Offer and are included in the applicable Guides. Incentive payments are subject to the Microsoft calculation and compliance rules and policies, and other requirements for registering and earning incentive payments (including invoice submission instructions), which may be further described in the applicable Program Guide.

(2)	Except as may be otherwise provided in the applicable Program Guide, the payments you receive from Microsoft include any applicable goods and services tax, value added tax, sales tax, gross receipts tax, or any other tax that is applicable. It is your sole responsibility to pay all applicable taxes related payments from Microsoft.

(3)	In the event Microsoft overpays you, regardless of the reason, Microsoft may recover such overpayment from you by deducting amounts from future incentive payments. In addition to any other remedies, Microsoft may reduce, cancel or withhold incentive payments relating to your breach or default under the Agreement, Additional Terms, or Program Guide or fail to act in good faith in trying to earn incentive payments. Microsoft will provide you with written notice of any decision to reduce, cancel or withhold incentive payments under this Section.

c.	For disputes relating to Microsoft’s decision to reduce, cancel or withhold incentive payments under Section 3.cb(3) in these Additional Terms, you must contact Microsoft in writing within 30 days of receiving notice of such action, after which time you waive any right to dispute Microsoft’s decision. For all other disputes related to incentive payments, you must contact Microsoft in writing within 90 days after your receipt of the applicable incentive payment, after which time you waive any right to dispute Microsoft’s decision.

4.	Alternative Terms for Incentives

Notwithstanding anything to the contrary in the Agreement, the Alternative Terms for Incentives will apply to incentive payments and/or Programs that are listed as in-scope.

Additional Terms for MAICPP	Page 4 of 4